EXHIBIT 10.1

SETTLEMENT AGREEMENT

This settlement agreement (which, together with the Exhibits hereto, is referred to as the “Settlement Agreement”), dated March 28, 2008, is between Ford Motor Company (“Ford”), by and through its attorneys, and the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”), by and through its attorneys, and the Class Representatives, on behalf of the Class, by and through Class Counsel, in (1) the class action of Int’l Union, UAW, et al. v. Ford Motor Company, Civil Action No. 07-14845 (E.D. Mich. filed Nov. 9, 2007) (“Hardwick II”), and/or (2) the class action of Int’l Union, UAW, et al. v. Ford Motor Company, Civil Action No. 05-74730, (E.D. Mich. July 13, 2006), aff’d, 497 F.3d 615 (6th Cir. 2007) (“Hardwick I”).  This Settlement Agreement shall cover and has application to:

(i)	the Class;
(ii)	the Covered Group;
(iii)	the Existing External VEBA;
(iv)	the trustee and committee that administer the Existing External VEBA;
(v)	the UAW;
(vi)	the Ford Retiree Health Plan; and
(vii)	Ford.

With regard to Ford, the UAW and the Class, this Settlement Agreement: (i) resolves and settles all claims that arise in connection with Hardwick II; (ii) resolves and settles all claims, motions and other issues pertaining to or remaining in Hardwick I; (iii) amends, supersedes or otherwise supplants the settlement agreement, dated February 13, 2006, approved in Hardwick I (“Hardwick I Settlement Agreement”); and (iv) provides the basis upon which the judgment entered July 13, 2006 in Hardwick I shall be satisfied, superseded or amended as necessary to give full force and effect to the terms of this Settlement Agreement.  This Settlement Agreement also resolves and settles any and all claims for Ford contributions to the Existing External VEBA, and provides for the termination of the Existing External VEBA and the transfer of all assets and liabilities of the Existing External VEBA to the New VEBA.  However, except as otherwise specifically set forth herein, nothing in this Settlement Agreement is intended to alter the eligibility provisions of the Ford Retiree Health Plan or to provide Ford contributions or benefits to individuals who are not otherwise entitled to such under the Ford Retiree Health Plan.

This Settlement Agreement is subject to approval by the Court and the parties shall request that the Court incorporate the entirety of this Settlement Agreement in the Approval Order.  In the event of an inconsistency between this Settlement Agreement and any prior agreements or documents, including the Memorandum of Understanding Post-Retirement Medical Care dated November 3, 2007 (“MOU”), this Settlement Agreement shall control.  In the event of an inconsistency between the body of this Settlement Agreement and the Exhibits hereto, this Settlement Agreement shall control, unless explicitly stated otherwise in this Settlement Agreement.

This Settlement Agreement recognizes and approves on the basis set forth herein: (i) the amendment of the Ford Retiree Health Plan to terminate coverage for and exclude from coverage the Class and the Covered Group; (ii) the transfer of the assets of the Existing Internal VEBA to the New VEBA; (iii) the termination of participation by the Class and the Covered Group under the Existing Internal VEBA; (iv) the termination of the Existing External VEBA in conjunction with the establishment of the New Plan, and the transfer to the New VEBA of all assets and liabilities of the Existing External VEBA; (v) that all claims for Retiree Medical Benefits incurred after the Implementation Date by the Class and the Covered Group, including but not limited to COBRA continuation coverage where such election is or had been made on or after retirement and any coverage provided on a self-paid basis in retirement, shall be solely the responsibility and liability of the New Plan and the New VEBA; (vi) the Committee’s designation under the New Plan and New VEBA as named fiduciary and administrator of the New Plan; (vii) that the New Plan shall replace the Ford Retiree Health Plan regarding the provision of Retiree Medical Benefits to the Class and the Covered Group; (viii) that the New VEBA shall receive certain payments as described herein from the Existing Internal VEBA, the Existing External VEBA and Ford; (ix) that Ford’s obligation to pay into the New VEBA is fixed and capped as described herein; and (x) that the New VEBA shall serve as the exclusive funding mechanism for the New Plan.

1.	Definitions

Adjustment Event.  The term “Adjustment Event” is defined in Section 13.A of this Settlement Agreement.

Admissions.  The term “Admissions” shall mean any statement, whether written or oral, any act or conduct, or any failure to act, that could be used (whether pursuant to Rules 801(d)(2) or 804(b)(3) of the Federal Rules of Evidence, a similar rule or standard under other applicable law, the doctrines of waiver or estoppel, other rule, law, doctrine or practice, or otherwise) as evidence in a proceeding of proof of agreement with another party’s position or proof of adoption of, or acquiescence to, a position that is contrary to the interest of the party making such statement, taking such action, or failing to act.

Affiliate.  The term “Affiliate” shall mean, with respect to any specified person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

Alternative Note.  The term “Alternative Note” is defined in Section 12.E of this Settlement Agreement.

Appeal Completion Date.  The term “Appeal Completion Date” shall mean the date on which any appeals from, or other challenges to, the Approval Order have been exhausted or the time periods for filing such appeal(s) or challenge(s) have expired; provided, that the Appeal Completion Date shall be deemed to have occurred only if, at such time, the Approval Order has not been disapproved or modified as a result of any appeal(s) from or other challenge(s) to the Approval Order.

Approval Order or Judgment.  The terms “Approval Order” or “Judgment” shall mean an order obtained from the Court approving and incorporating this Settlement Agreement in all respects as set forth in Section 28 of this Settlement Agreement.  In the event that the Court enters separate orders certifying the Class and approving this Settlement Agreement, the terms “Approval Order” or “Judgment” shall apply to both orders collectively.

Base Amount.  The term “Base Amount” shall mean the payment(s) to be made by Ford that are specified in Sections 7.D(iv) and 8.C of this Settlement Agreement.

Benefits.  The term “Benefits” shall have the meaning given to such term in the Trust Agreement.

Board of Directors.  The term “Board of Directors” shall mean the Board of Directors of Ford or any committee established by the Board of Directors.

Class or Class Members.  The term “Class” or “Class Members” shall mean all persons who are:

(i)          Ford-UAW Represented Employees who, as of November 19, 2007, were retired from Ford with eligibility for Retiree Medical Benefits under the Ford Retiree Health Plan, and their eligible spouses, surviving spouses and dependents;

(ii)         surviving spouses and dependents of any Ford-UAW Represented Employees who attained seniority and died on or prior to November 19, 2007 under circumstances where such employee’s surviving spouse and/or dependents are eligible to receive Retiree Medical Benefits from Ford and/or under the Ford Retiree Health Plan;

(iii)        former Ford-UAW Represented Employees or UAW-represented employees who, as of November 19, 2007, were retired from any previously sold, closed, divested or spun-off Ford business unit with eligibility to receive Retiree Medical Benefits from Ford and/or the Ford Retiree Health Plan by virtue of any agreement(s) between Ford and the UAW, and their eligible spouses, surviving spouses, and dependents; and

(iv)        surviving spouses and dependents of any former Ford-UAW Represented Employee or UAW-represented employee of a previously sold, closed, divested or spun-off Ford business unit, who attained seniority and died on or prior to November 19, 2007 under circumstances where such employee’s surviving spouse and/or dependents are eligible to receive Retiree Medical Benefits from Ford and/or the Ford Retiree Health Plan.

Class Certification Order.  The term “Class Certification Order” shall mean the final order entered by the Court as described in Section 28.A of this Settlement Agreement.

Class Counsel.  The term “Class Counsel” shall mean the law firm of Stember, Feinstein, Doyle & Payne, LLC, or its successor.

Class Representatives.  The term “Class Representatives” shall mean Bobby Hardwick, Walter Berry, Arlen Banks, Fay Barkley, Yvonne Hicks, Raymond J. Mitchell, and Bruce Carrier.

Code.  The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

COLA.  The term “COLA” shall mean Cost of Living Allowance.

Committee.  The term “Committee” shall mean the governing body set forth in Section 4.A of this Settlement Agreement that acts on behalf of the EBA and serves as the named fiduciary and administrator of the New Plan, as those terms are defined in ERISA and that is so described in the Trust Agreement.

Consolidated Net Tangible Automotive Assets.  The term “Consolidated Net Tangible Automotive Assets” shall mean the sum of (i) the aggregate amount of Ford’s automotive assets (less applicable reserves and other properly deductible items) after deducting therefrom (x) all current liabilities and (y) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, plus (ii) Ford’s equity in the net assets of its financial services Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, in each case as set forth in the most recent financial statements of Ford and its consolidated Subsidiaries which have been prepared in conformity with generally accepted accounting principles.

Convertible Note.  The term “Convertible Note” shall mean the $3.334 billion aggregate principal amount of 5.75% Convertible Notes Due January 1, 2013 issued under that Indenture dated as of January 30, 2002 between Ford and The Bank of New York, as Trustee, and the Second Supplemental Indenture, dated as of January 1, 2008, between Ford and The Bank of New York, as Trustee, including all supplemental indentures thereto, substantially in the form attached as Exhibit B to this Settlement Agreement.

Court.  The term “Court” shall mean the United States District Court for the Eastern District of Michigan.

Covered Group.  The term “Covered Group” shall mean:

(i)          all Ford Active Employees who had attained seniority as of November 19, 2007, and who retire after November 19, 2007 under the Ford-UAW National Agreements, or any other agreement(s) between Ford and the UAW, and who upon retirement are eligible for Retiree Medical Benefits under the Ford Retiree Health Plan utilizing the eligibility provisions applicable to UAW represented employees or the New Plan, as applicable, and their eligible spouses, surviving spouses and dependents;

(ii)         all former Ford-UAW Represented Employees and all UAW-represented hourly  employees who, as of November 19, 2007, remained employed in a previously sold, closed, divested, or spun-off Ford business unit, and upon retirement are eligible for Retiree Medical Benefits from Ford and/or the Ford Retiree Health Plan or the New Plan by virtue of any other agreement(s) between Ford and the UAW, and their eligible spouses, surviving spouses and dependents; and

(iii)        all eligible surviving spouses and dependents of a Ford Active Employee, or of a former Ford-UAW Represented Employee or UAW-represented employee identified in (ii) above, who attained seniority on or prior to November 19, 2007 and die after November 19, 2007 but prior to retirement under circumstances where such employee’s surviving spouse and/or dependents are eligible for Retiree Medical Benefits from Ford and/or the Ford Retiree Health Plan or the New Plan.

Debt.  The term “Debt” is defined in Section 19.B of this Settlement Agreement.

Determination Materials.  The term “Determination Materials” is defined in Section 13.B of this Settlement Agreement.

Dispute Party.  The term “Dispute Party” is defined in Section 26.B of this Settlement Agreement.

DOL.  The term “DOL” shall mean the United States Department of Labor.

Employees Beneficiary Association or EBA.  The term “Employees Beneficiary Association” or “EBA” shall mean the employee organization within the meaning of section 3(4) of ERISA that is organized for the purpose of establishing and maintaining the New Plan, with a membership consisting of the individuals who are members of the Class and the Covered Group, and on behalf of which the Committee acts.

ERISA.  The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Existing External VEBA.  The term “Existing External VEBA” shall mean the defined contribution–Voluntary Employees’ Beneficiary Association trust established pursuant to the Hardwick I Settlement Agreement.

Existing Internal VEBA.  The term “Existing Internal VEBA” shall mean the subaccount of the Ford-UAW Benefits Trust that reimburses Ford for retiree healthcare expenses and that is funded and maintained by Ford.

Fairness Hearing.  The term “Fairness Hearing” is defined in Section 27 of this Settlement Agreement.

Final Effective Date.  The term “Final Effective Date” shall mean the later of the Initial Effective Date or the date on which Ford has completed, on a basis reasonably satisfactory to Ford, its discussions with the staff of the SEC regarding the accounting treatment with respect to the New Plan and the New VEBA as set forth in Section 21 of this Settlement Agreement.

Ford.  The term “Ford” is defined in the first paragraph of this Settlement Agreement.

Ford Active Employees.  The term “Ford Active Employees” shall mean those hourly employees of Ford who, as of November 19, 2007 or any date thereafter, are covered by the 2007 Ford-UAW National Agreement or are covered by any subsequent Ford-UAW National Agreement.  For purposes of this definition, “active employee” shall include hourly employees on vacation, layoff, protected status, medical or other leave of absence, and any other employees who have not broken seniority as of November 19, 2007.

Ford Retiree Health Plan.  The term “Ford Retiree Health Plan” shall mean the Hospital-Surgical-Medical-Drug-Dental-Vision Program (included in Volume II of the Agreements dated September 15, 2003 between Ford and the UAW), as amended by the Hardwick I Settlement Agreement.

Ford Separate Retiree Account.  The term “Ford Separate Retiree Account” shall have the meaning given to such term in the Trust Agreement.

Ford-UAW National Agreements.  The term “Ford-UAW National Agreements” shall mean the agreement(s) negotiated on a multi-facility basis and entered into between Ford and the UAW covering Ford employees represented by the UAW.  The current Ford-UAW National Agreement is dated November 14, 2007 and took effect as of November 19, 2007.

Ford-UAW Represented Employees.  The term “Ford-UAW Represented Employees” shall mean those individuals who were represented by the UAW in their hourly employment with Ford.

Hardwick I.  The term “Hardwick I” is defined in the first paragraph of this Settlement Agreement.

Hardwick II.  The term “Hardwick II” is defined in the first paragraph of this Settlement Agreement.

Hardwick I Settlement Agreement.  The term “Hardwick I Settlement Agreement” shall mean the Settlement Agreement, dated February 13, 2006, between Ford and the plaintiffs in Hardwick I, as approved by the Court in Hardwick I.

Implementation Date.  The term “Implementation Date” shall mean the latest of the Final Effective Date, December 31, 2009 or the Appeal Completion Date.

Indemnification Liabilities.  The term “Indemnification Liabilities” is defined in Section 23 of this Settlement Agreement.

Indemnified Party.  The term “Indemnified Party” is defined in Section 23 of this Settlement Agreement.

Indemnity Expenses.  The term “Indemnity Expenses” is defined in Section 23 of this Settlement Agreement.

Independent Attestation.  The term “Independent Attestation” shall mean an agreed-upon procedures engagement performed for Ford, the UAW and the Committee by a nationally recognized independent registered public accounting firm selected by Ford and conducted in accordance with the attestation standards of the Public Company Accounting Oversight Board.  The agreed-upon procedures shall be mutually agreed among the accounting firm, Ford and the Committee in connection with any such engagement.

Independent Audit.  The term “Independent Audit” shall mean an audit of the consolidated financial statements of Ford performed in accordance with the standards of the Public Company Accounting Oversight Board by the independent registered public accounting firm that has been designated by Ford.

Initial Accounting Period.  The term “Initial Accounting Period” shall mean the period before the later of the date that (a) Ford determines that its obligations, if any, with respect to the New Plan made available to the Class and Covered Group are subject to settlement accounting as contemplated by paragraphs 90-95 of FASB Statement No. 106, as amended, or its functional equivalent; or (b) Ford is no longer obligated to make any further payments or deposits to the New VEBA.

Initial Effective Date.  The term “Initial Effective Date” shall mean the date on which the Court enters the Approval Order.

Interest.  The term “Interest” shall mean an interest rate of 9 percent (9%) per annum (computed on the basis of a 360-day year consisting of twelve 30-day months and the number of days elapsed in any partial month), credited and compounded annually, unless otherwise specified in this Settlement Agreement.

Limited Liability Company.  The term “Limited Liability Company” or the “LLC” shall mean Ford-UAW Holdings LLC, a Delaware limited liability company created by Ford under Section 7.B of this Settlement Agreement for the purpose of holding the Convertible Note, the Term Note, and, if determined by Ford in its sole discretion, the TAA.

Manufacturing Subsidiary.  The term “Manufacturing Subsidiary” shall mean any Subsidiary of Ford which owns or leases a Principal Domestic Manufacturing Property.

Mitigation.  The term “Mitigation” shall have the same meaning as in the Hardwick I Settlement Agreement.

Mortgage.  The term “Mortgage” shall mean any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

National Institute for Health Care Reform or Institute.  The term “National Institute for Health Care Reform” or “Institute” is defined in Section 31 of this Settlement Agreement.

New Plan.  The term “New Plan” shall mean the new retiree welfare benefit plan that is the subject of this Settlement Agreement, and that is funded in part by the Ford Separate Retiree Account, which New Plan shall provide Retiree Medical Benefits to the Class and Covered Group.

New VEBA.  The term “New VEBA” shall mean a new trust fund to be established as described in Section 4 of this Settlement Agreement.

Notice Order.  The term “Notice Order” is defined in Section 27 of this Settlement Agreement.

Pension Plan.  The term “Pension Plan” shall mean the Ford-UAW Retirement Plan.

Principal Domestic Manufacturing Property.  The term “Principal Domestic Manufacturing Property” shall mean any plant in the United States owned or leased by Ford or any of its Subsidiaries, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 0.5% of the Consolidated Net Tangible Automotive Assets and more than 75% of the total production measured by value (as determined by any two of the following:  the Chairman of the Board of Directors, its President, any Executive Vice President of Ford, any Group Vice President of Ford, any Vice President of Ford, its Treasurer and its Controller) of which in the last fiscal year prior to said date (or such lesser period prior thereto as the plant shall have been in operation) consisted of one or more of the following: cars or trucks or related parts and accessories or materials for any of the foregoing.  In the case of a plant not yet in operation or of a plant newly converted to the production of a different item or items, the total production of such plant and the composition of such production for purposes of this definition shall be deemed to be Ford’s best estimate (determined as aforesaid) of what the actual total production of such plant and the composition of such production will be in the 12 months following the date as of which the determination is being made.

Retiree Medical Benefits.  The term “Retiree Medical Benefits” shall mean all post retirement medical benefits, including but not limited to hospital surgical medical, prescription drug, vision, dental, hearing aid and the Special Benefit related to Medicare Part B premium.

SEC.  The term “SEC” shall mean the Securities and Exchange Commission.

Settlement Actions.  The term “Settlement Actions” is defined in Section 29.A of this Settlement Agreement.

Special Benefit.  The term “Special Benefit” shall mean the $76.20 Special Age 65 Benefit related to Medicare Part B premium.

State.  The term “State” shall mean any state of the United States.

Stock Contribution Obligation.  The term “Stock Contribution Obligation” shall mean any and all obligations Ford may have to the Existing External VEBA under Section 13.C of the Hardwick I Settlement Agreement relating to cash contributions based on an increase in the value of Ford common stock.

Subsidiary.  The term “Subsidiary” shall mean any corporation or other entity of which at least a majority of the outstanding stock or other beneficial interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other governing body of such corporation or other entity (irrespective of whether or not at the time stock or other beneficial interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time owned by Ford, or by one or more Subsidiaries, or by Ford and one or more Subsidiaries.

Temporary Asset Account.  The term “Temporary Asset Account” or “TAA” shall mean the temporary account controlled at all times by Ford that is established by Ford or a wholly-owned Subsidiary of Ford under Section 7.A of this Settlement Agreement for the purpose of holding certain assets as described in this Settlement Agreement.

Term Note.  The term “Term Note” shall mean the $3.0 billion aggregate principal amount of 9.50% Second Lien Term Notes Due January 1, 2018 issued pursuant to the Note Purchase Agreement, dated April 7, 2008, by and among Ford and the LLC, substantially in the form attached as Exhibit C to this Settlement Agreement.

Trust Agreement.  The term “Trust Agreement” shall mean the New VEBA trust agreement the form of which is set forth in Exhibit A to this Settlement Agreement.

UAW Releasees.  The term “UAW Releasees” shall mean the UAW, the Class Representatives, the Class, Class Counsel, the Covered Group and anyone claiming on behalf of, through or under them by way of subrogation or otherwise.

2.	Purpose of New Plan and New VEBA

The New Plan and the New VEBA shall, as of the day following the Implementation Date, be the employee welfare benefit plan and trust that are exclusively responsible for all Retiree Medical Benefits for which Ford, the Ford Retiree Health Plan and any other Ford entity or benefit plan formerly would have been responsible with regard to the Class and the Covered Group.  All assets paid or transferred by Ford to the New VEBA (including any investment returns thereon) shall be credited to a Ford Separate Retiree Account and must be used for the exclusive purpose of providing Retiree Medical Benefits to the participants of the New Plan and their eligible beneficiaries, and to defray the reasonable expenses of administering the New Plan, as set forth in the Trust Agreement.  All obligations of Ford, the Ford Retiree Health Plan and any other Ford entity or benefit plan for Retiree Medical Benefits for the Class and the Covered Group arising from any agreement(s) written, oral, or otherwise between Ford and the UAW shall be forever and irrevocably terminated as of the end of the Implementation Date.  Ford’s only obligations to the New Plan and the New VEBA are those set forth in this Settlement Agreement.   Eligibility rules for the New Plan shall be the same as those currently included in the Ford Retiree Health Plan, and may not be expanded.

3.	Factual Investigation and Legal Inquiry and Decision to Settle

Throughout the 2007 negotiations between Ford and the UAW over the terms of a new National Agreement, the parties engaged in extended discussions concerning the impact of rising health care costs on Ford’s financial condition and its ability to compete in the North American marketplace.  Ford provided the UAW with extensive information as to its financial condition and health care expenditures.  On behalf of the UAW, a team of investment bankers, actuaries, and legal experts have reviewed Ford’s information, and provided the UAW with an assessment as to the state of Ford’s financial condition and analyzed the benefits of entering into the MOU.  Ford officials also met with representatives of the UAW and its team of experts and answered questions and provided further detail, as requested.  The UAW and its team of experts have now analyzed, inter alia, the funds necessary to provide ongoing Retiree Medical Benefits through the New Plan and the New VEBA.

During these discussions, Ford asserted, as it had in Hardwick I, that it has the right to unilaterally modify and/or terminate the health care benefits applicable to its hourly retirees and that, without this Settlement Agreement, Ford would exercise its right to terminate the Hardwick I Settlement Agreement according to its terms as well as exercise its right to unilaterally modify retiree health care benefits.  Although the UAW acknowledges Ford’s right to terminate the Hardwick I Settlement Agreement, it continues to assert that the retiree health care benefits are vested and that Ford does not have the right to unilaterally modify or terminate retiree health care benefits.

On behalf of the Class, Class Counsel has conducted a substantial factual investigation and legal inquiry prior to entering into this Settlement Agreement.  Similar to what was done by the UAW, this included, inter alia, review of Ford’s financial information, review and analysis of  collective bargaining agreements, relevant health care plan documents, and actuarial information, and review of material on Ford’s health care costs.  Class Counsel retained experts to review the financial and actuarial information and, with the assistance of these experts, conducted an extensive review of Ford’s projected financial condition, Ford’s ability to provide Retiree Medical Benefits over the long term, and the proposed New VEBA’s ability to provide Retiree Medical Benefits over the long term with the funds available from the proposed Settlement Agreement.  Class Counsel has also thoroughly investigated the law applicable to the Class Members’ claims and has done so considering the collective bargaining agreements and health care plan documents affecting these claims.  Class Counsel examined the benefits and certainty to be obtained under the proposed Settlement Agreement for an aging Class, and has considered the costs, risks and delays associated with the prosecution of complex and time-consuming litigation, and the likely appeals of any rulings in favor of any party. Class Counsel has considered the fact that, under the proposed Settlement Agreement, the benefits of Hardwick I through 2011 are preserved. Class Counsel believes that, in consideration of all the circumstances, the proposed settlement embodied in this Settlement Agreement is fair, reasonable, adequate and in the best interest of all members of the Class.  Class Counsel participated in the negotiation of this Settlement Agreement.

4.	New Plan and New VEBA

A.           Committee.  The Approval Order shall provide that the New Plan and New VEBA, both subject to ERISA, shall be administered by the Committee.  The Committee shall be in place within 120 days after the Initial Effective Date.  The Committee shall consist of 11 members, 5 of whom are to be appointed by the UAW, and 6 of whom are to be independent members.  The Approval Order shall designate the initial independent members who are set forth in Attachment 1 of Exhibit A to this Settlement Agreement.  In the event that any member of the Committee resigns, dies, becomes incapacitated or otherwise ceases to be a member, a replacement member shall be appointed as described in the Trust Agreement.

B.            Establish and Maintain. The EBA, acting through the Committee, shall establish and maintain the New Plan for the purpose of providing Retiree Medical Benefits to the Class and the  Covered Group as set forth in this Settlement Agreement.  The Committee shall begin administering the New Plan so as to be able to provide Retiree Medical Benefits for the Class and the Covered Group with respect to claims incurred after the Implementation Date.  The Committee shall implement the New VEBA at the earlier of (i) the expiration of 180 days following the Initial Effective Date or (ii) the day following the Implementation Date.  The New Plan shall be ERISA-covered and the New VEBA shall meet the requirements of Section 501(c)(9) of the Code.  All payments to the New Plan and the New VEBA made or caused to be made by Ford under the Settlement Agreement are payments pursuant to section 302(c)(2) of the Labor Management Relations Act, 1947, as amended ("LMRA"), 29 U.S.C. 186(c)(2).

C.             Limitation on Ford Role.  No member of the Committee shall be a current or former officer, director or employee of Ford or any member of the Ford controlled group; provided however, that a retiree who was represented by the UAW in his/her employment with Ford or an employee of Ford who is on leave from Ford and who is represented by the UAW is not precluded by this provision from serving on the Committee.  No member of the Committee shall be authorized to act for Ford or shall be an agent or representative of Ford for any purpose.  Furthermore, Ford shall not be a fiduciary with respect to the New Plan or New VEBA, and shall have no rights, obligations or responsibilities with respect to the New Plan or New VEBA other than as specifically set forth in this Settlement Agreement.

5.	Provision and Scope of Retiree Medical Benefits

A.            On or Prior to Implementation Date.  With respect to claims incurred on or prior to the Implementation Date, Retiree Medical Benefits for the Class and the Covered Group shall continue to be provided by the Ford Retiree Health Plan and the Existing External VEBA at the same level and scope as provided for by the Ford Retiree Health Plan and the Existing External VEBA under the Hardwick I Settlement Agreement, including Mitigation from the Existing External VEBA (for those entitled to it).  The payment by Ford and/or the Ford Retiree Health Plan of Retiree Medical Benefits for claims incurred on or prior to the Implementation Date shall not reduce Ford’s payment obligations to the New Plan and the New VEBA under this Settlement Agreement.

B.             After Implementation Date.  With respect to claims incurred after the Implementation Date, the New Plan and the New VEBA shall have sole responsibility for and be the exclusive source of funds to provide Retiree Medical Benefits for the Class and the Covered Group, including but not limited to COBRA continuation coverage where such election is made after retirement.  Neither Ford, the Ford Retiree Health Plan, the Existing Internal VEBA, nor any other Ford person, entity, or benefit plan shall have any responsibility or liability for Retiree Medical Benefits for individuals in the Class or in the Covered Group for claims incurred after the Implementation Date.  Ford’s sole obligations to the New Plan and the New VEBA are those set forth in this Settlement Agreement.

 From the day following the Implementation Date until December 31, 2011, the Retiree Medical Benefits under the New Plan and the New VEBA shall continue to be provided at the levels described in the Hardwick I Settlement Agreement and as set forth in the Trust Agreement.

On and after January 1, 2012, the Committee shall have such authority to establish Benefits as described in the Trust Agreement, including raising or lowering benefits.  However, in no event may the Committee amend the New Plan or New VEBA to provide benefits other than Retiree Medical Benefits until the expiration of the Initial Accounting Period.  The ability of the New Plan and the New VEBA to pay for Retiree Medical Benefits will depend on numerous factors, many of which are outside of the control of UAW, the Committee, the New Plan and the New VEBA, including, without limitation, the investment returns, actuarial experience and other factors.

C.             Amendment of Ford Retiree Health Plan and Reimbursement of Ford.  The Approval Order shall provide that all obligations of Ford and all provisions of the Ford Retiree Health Plan in any way related to Retiree Medical Benefits for the Class and/or the Covered Group, and all provisions of applicable collective bargaining agreements, contracts, letters and understandings in any way related to Retiree Medical Benefits for the Class and the Covered Group are forever and irrevocably terminated as of the end of the Implementation Date, or otherwise amended so as to be consistent with this Settlement Agreement and the fundamental understanding that all Ford obligations regarding Retiree Medical Benefits for the Class and the Covered Group are terminated as set forth in this Settlement Agreement.  Summary Plan Descriptions of the Ford Retiree Health Plan are amended to reflect the termination of Ford and Ford Retiree Health Plan responsibilities for Retiree Medical Benefits for the Class and the Covered Group for claims incurred after the Implementation Date as set forth herein.

 The New Plan and New VEBA shall reimburse Ford or the Ford Retiree Health Plan, as applicable, for any Retiree Medical Benefits advanced or provided by Ford or the Ford Retiree Health Plan with regard to claims incurred by members of the Class and the Covered Group after the Implementation Date, including, but not limited to, situations where a retirement is made retroactive and the medical claims were incurred after the Implementation Date or where Ford is notified of an intent by a member of the Class and the Covered Group to retire under circumstances where there is insufficient time to transfer responsibility for Retiree Medical Benefits to the New Plan and Ford or the Ford Retiree Health Plan provides interim coverage for Retiree Medical Benefits.  To the extent such reimbursement may not be permitted by law, the UAW, the Class, Class Counsel and the Committee shall fully cooperate with Ford in securing any legal or regulatory approvals that are necessary to permit such reimbursement.

6.	Existing Internal VEBA

A.            Existing Internal VEBA Balance. The Existing Internal VEBA balance as of December 31, 2007 shall be determined using the December 31, 2007 valuation from the independent trustee of the Existing Internal VEBA, which shall be based on the existing trust agreement for the Existing Internal VEBA.  In accordance with this methodology, the December 31, 2007 valuation of the Existing Internal VEBA for purposes of this Section 6.A is $3,739,851,094.10.  The determination of the Existing Internal VEBA balance as of December 31, 2007 shall be final and binding on Ford, the UAW, the Committee, the Class Representatives, the Class, the Covered Group and Class Counsel for purposes of this Settlement Agreement upon an Independent Audit.

B.             Investment of Assets.  Ford shall continue to oversee the investment of the assets in the Existing Internal VEBA and all such assets shall be invested in a manner consistent with the long-term nature of the health care liabilities under the investment policy (as may be amended from time to time by Ford who shall notify the UAW and the Committee about intended amendments in a timely manner) applicable to the Existing Internal VEBA.  Ford does not guarantee or warrant the investment returns on the assets in the Existing Internal VEBA.

C.             Disposition of Assets.  No amounts shall be withdrawn by Ford from the Existing Internal VEBA, including its investment returns, from January 1, 2008 until transfer to the New VEBA under Section 12 or termination of this Settlement Agreement under Section 30 of this Settlement Agreement.  If the Implementation Date occurs, Ford shall cause all assets in the Existing Internal VEBA, including investment returns thereon, net of trust expenses (this shall only include expenses to the extent permitted by ERISA) not previously taken into account in determining investment returns, to be transferred from the Existing Internal VEBA to the New VEBA as set forth in Sections 8.A and 12.B of this Settlement Agreement.  Ford and the Committee shall enter into discussions in advance of such transfer with regard to the method of allocating, transferring and/or otherwise handling any illiquid or otherwise non-transferable investments in the Existing Internal VEBA so as to preserve as much as possible the economic value of such investments and minimize any losses due to the liquidation of assets.  Such discussions shall be completed by November 30, 2009.  The determinations made by Ford as a product of these discussions with the Committee regarding the way to transfer illiquid or otherwise non-transferable investments in the Existing Internal VEBA shall be final and binding on Ford, the UAW, the Committee, the Class Representatives, the Class, the Covered Group and Class Counsel.

7.	Temporary Asset Account and Limited Liability Company

A.            Creation of TAA.  Prior to the date of this Settlement Agreement, Ford established the TAA.  Subject to termination of this Settlement Agreement, the sole purpose of the TAA is to serve as tangible evidence of the availability of assets equal to the sum of certain amounts that Ford agrees to pay to the New VEBA as provided in this Settlement Agreement (for clarification, the reference to the TAA does not include the amounts in the Existing External VEBA or the Existing Internal VEBA).  Neither the TAA nor the assets therein shall be used for any purposes other than as set forth in this Settlement Agreement.  Ford shall, or shall cause the LLC to, keep true and correct books and records regarding the assets held in the TAA as well as all amounts credited to and debited against the TAA, including investment returns.

B.             Creation of the LLC.  Prior to the date of this Settlement Agreement, Ford created Ford-UAW Holdings LLC, a Delaware limited liability company, to hold the Convertible Note, the Term Note and, if so determined by Ford in its sole discretion, the TAA, and to receive interest or other income from such assets to the extent that the LLC holds the TAA.  Interest on the Convertible Note and the Term Note shall be deposited in the TAA in accordance with Section 7.D of this Settlement Agreement.  Subject to termination of this Settlement Agreement, the sole purpose of the LLC is to hold the Convertible Note, the Term Note and, if so determined by Ford in its sole discretion, the TAA, thereby serving as tangible evidence of the availability of assets equal to the Convertible Note, the Term Note and the TAA, to the extent applicable, that Ford agrees to pay and/or transfer on or after the Implementation Date to the New VEBA as provided in this Settlement Agreement.  The LLC shall engage in no activities other than (i) holding the Convertible Note, the Term Note and, if applicable, the assets in the TAA; (ii) investing the assets in the TAA, if applicable, as provided in this Settlement Agreement, and (iii) to the extent Ford does not transfer its interests in the LLC to the New VEBA in accordance with this Settlement Agreement, transferring the Convertible Note, the Term Note and, if held by the LLC, the assets in the TAA to the New VEBA.  The LLC shall not exercise any conversion rights under the Convertible Note and shall not agree to any amendments to the Convertible Note or the Term Note.  Promptly after creation of the LLC, Ford shall cause the LLC to execute and deliver an instrument of accession in which it agrees to be bound by and to perform the provisions of Sections 7, 8 and 12 of this Settlement Agreement to the extent applicable to the LLC.

C.            Ford Deposits in the LLC.  Ford shall make the following deposits in the LLC during the time period from January 1, 2008 to termination of the TAA:

(i)
Convertible Note.  Ford shall issue the Convertible Note to the LLC on April 1, 2008 or as soon as reasonably practicable thereafter.  Ford hereby represents that, since November 3, 2007, no event has occurred that would have given rise to an adjustment of the Conversion Rate (as defined in the Convertible Note) pursuant to Article VI of the Convertible Note if such event had occurred after the issuance of the Convertible Note and Ford agrees to adjust the initial Conversion Rate included in the form attached hereto as Exhibit B to this Settlement Agreement accordingly if such an event occurs prior to the issuance of the Convertible Note.

(ii)	Term Note. Ford shall issue the Term Note to the LLC on April 7, 2008 or as soon as reasonably practicable thereafter.

D.            Ford Deposits in TAA.  Ford shall make the following deposits in the TAA during the time period from January 1, 2008 to termination of the TAA:

(i)
On January 1, 2008, or as soon as reasonably practicable thereafter, Ford shall deposit to the TAA $2,733,148,905.90 (representing the difference between $6.473 billion and the value of the Existing Internal VEBA as described in Section 6.A of this Settlement Agreement), plus Interest on such amount from January 1, 2008 to the date of deposit.

(ii)
Interest on Convertible Note.  On July 1, 2008, Ford shall cause the LLC to deposit $95,852,500 in the TAA.  This amount represents the first 5.75% interest payment payable under the terms of the Convertible Note (i.e., interest from January 1, 2008 to the Interest Payment Date (as defined in the Convertible Note)).  If $95,852,500 is not deposited in the TAA on July 1, 2008, Interest shall accrue on such amount from and including July 1, 2008 to but excluding the date of deposit.  If prior to the transfer of the Convertible Note pursuant to Section 8.D of this Settlement Agreement, any additional interest payments are payable under the terms of the Convertible Note, Ford shall cause the LLC to make such deposits in the TAA.

(iii)
Interest on Term Note.  On July 1, 2008, Ford shall cause the LLC to deposit $142,500,000 in the TAA.  This amount represents the first 9.50% interest payment payable under the terms of the Term Note (i.e., interest from January 1, 2008 to the Interest Payment Date (as defined in the Term Note)).  If $142,500,000 is not deposited in the TAA on July 1, 2008, Interest shall accrue on such amount from and including July 1, 2008 to but excluding the date of deposit.  If prior to the transfer of the Term Note pursuant to Section 8.E of this Settlement Agreement, any additional interest payments are payable under the terms of the Term Note, Ford shall cause the LLC to make such deposits in the TAA.

(iv)
Base Amount Contributions.  On April 1, 2008 or as soon as reasonably practicable thereafter, Ford shall deposit in the TAA $52.3 million (“Base Amount”) plus Interest on such amount from and including April 1, 2008 to but excluding the date of deposit.  Ford shall make annual payments of the Base Amount, as set forth in the amortization schedule in Exhibit D to this Settlement Agreement, by April 1 of each year as applicable to the time period up to the date of transfer of the TAA to the New VEBA under Section 12.D of this Settlement Agreement; provided that, at all times, these payments shall be subject to Ford’s right to pre-fund all then-remaining Base Amount payments by paying the applicable Buyout Amount set forth in the amortization schedule in Exhibit D to this Settlement Agreement.

E.             Control of TAA and the LLC.  Control of the TAA and the LLC and all the assets therein shall be solely within Ford’s discretion; provided, however, that Ford shall not, and shall not permit the LLC (or its successors) to, pledge, mortgage, or grant a lien on any assets held in the TAA or owned by the LLC (or its successors).  Ford shall oversee the investment of the assets in the TAA.  To the extent practicable given the differences in time horizon and other investment parameters, Ford shall invest the assets in the TAA in a manner that is consistent with the investment policy of the Existing Internal VEBA.  However, Ford does not guarantee or warrant the investment returns on the assets in the TAA and/or the LLC.

F.             Termination of TAA; Liquidation of LLC.  If the Implementation Date does not occur because (i) the Approval Order has not been entered as described in Section 28.B, (ii) the Approval Order has been disapproved or modified, or (iii) Ford has not completed, on a basis reasonably satisfactory to Ford, its discussions with the SEC regarding the accounting treatment with respect to the New Plan and New VEBA as set forth in Section 21 of this Settlement Agreement, or (iv) this Settlement Agreement has been terminated for any other reason as provided in Section 30 of this Settlement Agreement, the TAA shall be terminated and the LLC shall be liquidated in an orderly fashion.  In addition, if the Implementation Date has not occurred by December 31, 2011, the TAA shall be terminated and the LLC shall be liquidated in an orderly fashion; provided however, that this date may be extended by agreement between Ford, the UAW and Class Counsel.  Upon termination of the TAA for any reason, Ford and the LLC may use the assets of the TAA and the LLC for any corporate purpose.

G.             Communications Regarding Investment Results.  Ford agrees to periodically inform and hold discussions with the UAW, Class Counsel and the Committee about the investment results of and decisions regarding the assets in the TAA and the Existing Internal VEBA.  Ford shall, with respect to the performance of its duties in managing the Existing Internal VEBA and the TAA, participate in the following meetings and provide the following reports to the UAW and the Committee: (i) quarterly reports of TAA and Existing Internal VEBA asset class and benchmark performance for relevant time periods; and (ii) semi-annual or quarterly meetings with UAW and/or Committee representatives to report on TAA and Existing Internal VEBA returns and analysis of performance, and to review significant activities affecting investments.  Any input from the UAW, Class Counsel and/or the Committee shall not be a basis of Ford’s investment decisions within the meaning of the DOL regulations set forth at 29 CFR § 2510-3.21(c).

8.	Ford Payments to New Plan and New VEBA

 Ford’s financial obligation and payments to the New Plan and New VEBA are fixed and capped by the terms of this Settlement Agreement.  The timing of all payments to the New VEBA shall be as set forth in Section 12 of this Settlement Agreement; it being agreed and acknowledged that the New Plan, funded by the New VEBA, shall provide Retiree Medical Benefits for the Class and the Covered Group after the Implementation Date, and that all obligations of Ford and the Ford Retiree Health Plan for Retiree Medical Benefits for the Class and the Covered Group shall be forever and irrevocably terminated as of the end of the Implementation Date, as set forth in this Settlement Agreement.  All assets shall be transferred or paid by Ford free and clear of any liens, claims or other encumbrances.  Pursuant to this Settlement Agreement, Ford shall have the following, and only the following, obligations to the New VEBA and the New Plan, and all payments and transfers in this Section 8 and in Sections 9 through 11 of this Settlement Agreement shall be credited to the Ford Separate Retiree Account of the New VEBA:

A.             Existing Internal VEBA.  Provide for the transfer to the New VEBA of the assets (or, with regard to any illiquid or otherwise non-transferable investments, equivalent alternatives resulting from discussions between Ford and the Committee pursuant to Section 6.B of this Settlement Agreement) of the Existing Internal VEBA, net of Existing Internal VEBA trust expenses (this shall only include expenses to the extent permitted by ERISA), as described in Section 12.B of this Settlement Agreement.

B.             TAA Equivalency.  Transfer to the New VEBA the assets in the TAA (representing the amounts Ford deposited in the TAA pursuant to Section 7.D of this Settlement Agreement and the investment returns thereon), net of expenses (but limited to those expenses that could be charged under ERISA if the TAA were a plan subject to ERISA) or, at Ford’s option, transfer either (i) cash in lieu of some or all of these assets in the TAA or (ii) all interests in the LLC as described in Section 12.E of this Settlement Agreement.

C.             Base Amount.  Subject to Ford’s option to buy out the Base Amount at any time, pay an annual Base Amount to the New VEBA as set forth in Exhibit D to this Settlement Agreement, other than any such amount previously deposited in the TAA pursuant to Section 7.D(iv) of this Settlement Agreement.  In addition, Ford may at any time request to make a partial pre-payment of a Buyout Amount of the Base Amount on terms that provide economically equivalent present value to the New VEBA, provided that such partial pre-payment shall be made only if mutually agreed between Ford and the Committee.  The Committee shall be entitled to accept or reject any such request in its sole discretion.

D.             Convertible Note.  Cause the LLC to transfer to the New VEBA the Convertible Note issued to the LLC or, at Ford’s option, issue to the New VEBA an Alternative Note, as described in Section 12.E of this Settlement Agreement.  In the event that the transfer of the Convertible Note (or the issuance of an Alternative Note) to the New VEBA occurs subsequent to a Record Date and on or prior to the Interest Payment Date (as such terms are defined in the Convertible Note), Ford shall cause the LLC to transfer to the New VEBA immediately upon receipt the interest payment that the LLC will receive that corresponds to such Interest Payment Date.  Ford shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in requesting the issue or transfer of the Convertible Note or an Alternative Note to the New VEBA.

E.             Term Note.  Cause the LLC to transfer to the New VEBA the Term Note issued to the LLC or, at Ford’s option, issue to the New VEBA an Alternative Note, as described in Section 12.E of this Settlement Agreement.  In the event that the transfer of the Term Note to the New VEBA occurs subsequent to a Record Date and on or prior to the Interest Payment Date (as such terms are defined in the Term Note), Ford shall cause the LLC to transfer to the New VEBA immediately upon receipt the interest payment that the LLC will receive that corresponds to such Interest Payment Date.  Ford shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in requesting the issue or transfer of the Term Note to the New VEBA.

F.             Cash Contribution Based on Increase in Stock Value.  Within five days of the Final Effective Date, Ford shall transfer to the Existing External VEBA $33 million in satisfaction of the Stock Contribution Obligation, as described in Section 13.C of the Hardwick I Settlement Agreement.  The Approval Order shall provide that such payment shall be made to the New VEBA, rather than the Existing External VEBA, if the payment is payable after the Implementation Date.

The payments described in this Section 8 are subject to reduction for the amounts set forth in Section 12.A of this Settlement Agreement.  To the extent that any assets described in this Section 8 are held by the LLC, Ford may satisfy the payment and transfer obligations in this Section 8 and in Sections 9 through 11 by transferring all interests in the LLC to the New VEBA.

9.	Wage and COLA Deferrals

A.            Impact on Hardwick I Wage and COLA Deferral.  Ford shall continue to deposit into the Existing External VEBA the wage and COLA deferrals set forth in Section 13.B of the Hardwick I Settlement Agreement (including the COLA deferrals and non-payment of the September 18, 2006 general increase to the hourly wage rate) until the termination of the Existing External VEBA.  As a result of Ford agreeing to deposit the amount described in Section 7.D(i) into the TAA, the Approval Order shall provide that as of the day following the Implementation Date (i) Ford shall no longer be required to make deposits of the wage and COLA deferrals from the Hardwick I Settlement Agreement into the Existing External VEBA, (ii) the amounts described in Section 7.D(i) paid by Ford pursuant to this Settlement Agreement shall be in full satisfaction of any and all of Ford’s obligations under Section 13.B of the Hardwick I Settlement Agreement and the provisions of the judgment in Hardwick I regarding wage and COLA deferrals, (iii) Ford shall have no further obligations as to such payments or contributions to the Existing External VEBA, and (iv) the Hardwick I wage and COLA deferrals shall inure thereafter solely to the benefit of Ford and continue in perpetuity increasing at $0.02 per hour per quarter as described in Section 13.B of the Hardwick I Settlement Agreement.

 If the Implementation Date occurs after January 1, 2010, then the balance in the TAA as of the Implementation Date (excluding the Convertible Note and the Term Note) to be deposited in the New VEBA as provided in Section 8.B of this Settlement Agreement shall be reduced by the value of the wage and COLA deferral contributions paid or payable to the Existing External VEBA under the Hardwick I Settlement Agreement (assuming a 9% rate of return on such contributions) from January 1, 2010 to the Implementation Date.

B.             2009 Wage Deferral.  In negotiating the MOU and 2007 Ford-UAW National Agreement, Ford and UAW agreed that there shall be no general increase to the hourly wage rate for Ford Active Employees in 2009 regardless of whether or not the Implementation Date occurs.  As a result, Ford agreed to pre-fund this wage increase to the TAA as referred to in Section 7.D(i) of this Settlement Agreement.  If the Implementation Date does not occur, the wage increase will not be reinstated.

C.             2007 COLA Diversion.  In negotiating the MOU and 2007 Ford-UAW National Agreement, Ford and UAW also agreed that, effective with the December 1, 2007 COLA adjustment and ending September 1, 2011, up to four cents ($0.04) per hour per quarter shall be diverted from COLA otherwise calculated for Ford Active Employees.  These deferred amounts shall inure solely to the benefit of Ford and shall not be reinstated after September 1, 2011 but shall continue to be deferred in perpetuity.  As a result, Ford agreed to pre-fund these future COLA adjustments to the TAA referred to in Section 7.D(i) of this Settlement Agreement.  If the Implementation Date does not occur, the cumulative effect of four cents ($0.04) per hour per quarter of COLA shall be reinstated and Ford and the UAW shall agree on the disposition of such COLA adjustment.  The UAW and Ford acknowledge that these COLA diversions shall not entitle any member of the Covered Group to any payment from, or create any interest on their part in, any assets or amounts held in the TAA.

10.	Other Payments to the Existing External VEBA

Ford’s “Third Contribution” of $43 million, as required by Section 13.A of the Hardwick I Settlement Agreement, shall be payable by Ford to the Existing External VEBA on January 1, 2009 (or the first business day thereafter).

11.	[RESERVED]

12.	Sequencing of Initial Deposits to the New VEBA and Termination of Existing External VEBA, the LLC and TAA

The initial deposits to the New VEBA shall be made and credited to the Ford Separate Retiree Account, and the Existing External VEBA and TAA shall be terminated, as provided below.

A.            Deposit No. 1.  Within 30 days of the Initial Effective Date or the establishment of the New VEBA, whichever is later, Ford shall cause a transfer of $1 million from the TAA to the New VEBA.   Thereafter, and until the Implementation Date, within 30 days of any request by the Committee, Ford shall cause the transfer of such additional amounts as the Committee shall request, provided that there shall be no more than five such requests prior to the Implementation Date and the aggregate of all such transfers, including the initial payment, shall not exceed $20 million.  Such amounts shall represent an advance to the New VEBA to cover reasonable and necessary preparatory expenses incurred by the New Plan or the New VEBA in anticipation of the transition of responsibility for Retiree Medical Benefits as of the day following the Implementation Date as set forth in Section 5 of this Settlement Agreement.  These advance payments shall not increase or add to the amounts Ford has agreed to pay under this Settlement Agreement.

B.             Deposit No. 2.  Within 10 business days after the Implementation Date, Ford shall direct the trustee of the Existing Internal VEBA to transfer to the New VEBA all assets in the Existing Internal VEBA or cash in an amount equal to the Existing Internal VEBA balance on the date of the transfer.  The Approval Order shall provide that, upon such transfer, the Existing Internal VEBA shall be deemed to be amended to terminate participation and coverage regarding Retiree Medical Benefits for the Class and the Covered Group, effective as of the day following the Implementation Date.  Accruals for trust expenses (this shall only include expenses to the extent permitted by ERISA) through the date of transfer shall be made and retained within the Existing Internal VEBA to pay such expenses.  After payment of these trust expenses is completed, a reconciliation of the accruals and the actual expenses (this shall only include expenses to the extent permitted by ERISA) shall be performed.  Ford agrees to cause the payment to the New VEBA by the Existing Internal VEBA of any overaccruals for such expenses.  Similarly, in the event of an underaccrual the New VEBA shall return to the Existing Internal VEBA the amount of the underaccrual of expenses.

C.             Deposit No. 3.  The Approval Order shall direct the committee of the Existing External VEBA and the trustees of the Existing External VEBA to transfer all assets and liabilities of the Existing External VEBA into the New VEBA and terminate the Existing External VEBA within 15 days after the Implementation Date.  This transfer of assets and liabilities shall include, but not be limited to, the transfer of all rights and obligations granted to or imposed on the Existing External VEBA under Section 14.C of the Hardwick I Settlement Agreement and Ford agrees that, on the day following the Implementation Date, the New VEBA shall be substituted for the Existing External VEBA for such purposes.  The Approval Order shall provide that the Existing External VEBA shall be terminated after this payment is made.

D.             Deposit No. 4.  The balance in the TAA as of the date of transfer, after giving effect to Deposit No. 1, or at Ford’s discretion, cash in lieu of some or all of the assets in the TAA as of the date of transfer, shall be paid to the New VEBA before the 20th business day after the Implementation Date.  If Ford elects to pay cash in lieu of some or all of the investments in the TAA, the cash Ford will pay shall include an amount equal to accrued and unpaid interest and dividends on such investments net of reasonable liquidation costs.  Accruals for expenses (but limited to those expenses that could be charged to the TAA under ERISA if the TAA were a plan subject to ERISA) through the date of transfer shall be made and an amount equal to the TAA’s share of such accruals shall be retained within the TAA to pay such expenses.  After payment of these expenses is completed, a reconciliation of the accruals and the actual expenses (but limited to those expenses that could be charged to the TAA under ERISA if the TAA were a plan subject to ERISA) shall be performed.  Ford agrees to cause the payment to the New VEBA by the TAA of any overaccruals for the TAA’s share of such expenses.  Similarly, in the event of an underaccrual the New VEBA will return to the TAA, or to Ford, as applicable, the amount of the underaccrual for the TAA’s share of the expenses.

E.             Transfer of Convertible Note and Term Note.  Ford shall cause the LLC to transfer the Convertible Note and Term Note to the New VEBA after Deposit No. 4 has been made, within 25 business days after the Implementation Date if no legal or regulatory approvals are required, or within 10 business days of securing final legal or regulatory approval.  In lieu of causing the LLC to transfer either or both Notes, Ford, in its sole discretion, may elect to transfer to the New VEBA a note or notes containing economic terms and conditions identical to those of the Convertible Note or the Term Note (each such note, an “Alternative Note”), including accrued interest.  The transfer of the Convertible Note, the Term Note or any Alternative Note shall only occur as permitted by law.  Ford and/or the New Plan, as applicable, shall apply for any necessary legal or regulatory approvals, including but not limited to the prohibited transaction exemptions described in Section 22 of this Settlement Agreement and any required federal or state bank regulatory approvals.  The UAW, the Class and Class Counsel shall support and cooperate with any such requests for legal or regulatory approvals.  If Ford and the New VEBA cannot timely obtain necessary legal or regulatory approvals, the parties shall meet and discuss appropriate alternatives to the transfer of the Convertible Note or the Term Note that provide equivalent economic value to the New VEBA.  Notwithstanding the foregoing, any transfer of the Convertible Note or an Alternative Note shall be conditioned upon execution and delivery by the New VEBA of a Security Holder and Registration Rights Agreement substantially in the form of Exhibit F to this Settlement Agreement.

The parties acknowledge that, upon completion of Ford’s transfer of the assets in the TAA to the New VEBA as contemplated by this Settlement Agreement, no assets should remain in the TAA and the TAA shall be terminated.  If, however, assets remain in the TAA as the result of Ford’s exercise of its option to transfer cash in lieu of TAA assets, or deductions permitted under this Settlement Agreement, then Ford may thereafter use or dispose of such assets, including any investment returns thereon, for any corporate purpose.  After Deposit No. 4 has been made and after transfer of the Convertible Note and the Term Note, or any Alternative Note, the LLC shall be terminated.  All assets transferred or contributed to the New VEBA shall be free and clear of any liens, claims or other encumbrances.

To the extent that assets to be deposited or transferred to the New VEBA as described in Section 8 or this Section 12 are held by the LLC, Ford may elect in its sole discretion, to satisfy its obligation in this Section 12 by transferring all interests in the LLC to the New VEBA in lieu of causing the LLC to deposit or transfer any such assets.

If a deposit or payment or any portion thereof is made by Ford to the TAA or the New VEBA by mistake under any provision of this Settlement Agreement, including, but not limited to Sections 7 through 12 of this Settlement Agreement, (i) as to the TAA, Ford may deduct such amount from the TAA plus earnings thereon from the date of deposit in the TAA up to but excluding the date of deduction, and (ii) as to the New VEBA, the Committee shall, upon written direction of Ford, return such amounts as may be permitted by law to Ford (plus earnings thereon from the date of payment to but excluding the date of return) within 30 days of notification by Ford that such payment was made by mistake.  If a dispute arises with regard to such payment, the dispute will be resolved pursuant to Section 26 of this Settlement Agreement.

13.	Adjustment Events

A.            Adjustment Event.  “Adjustment Event” shall mean:

(i)	the determination of the value of any assets in lieu of which Ford elects to transfer cash to the New VEBA pursuant to Sections 8 and 12 of this Settlement Agreement; or

(ii)
the determination of the value of any illiquid or otherwise non-transferable investments in the Existing Internal VEBA in case the discussions between Ford and the Committee as set forth in Section 6.C of this Settlement Agreement result in transferring something other than such investment.

B.             Due Diligence and Adjustment Mechanism.

 In connection with any Adjustment Event, Ford shall deliver, as soon as practicable, to the Committee (or the UAW prior to establishment of the Committee) information in reasonable detail about the determinations made by Ford with regard to such Adjustment Event and the work papers, underlying calculations and other documents and materials on which such determinations are based, including non-privileged materials from Ford’s advisors, if any (collectively, the “Determination Materials”).

 The Committee shall have 30 days from receipt of the Determination Materials from Ford to submit to Ford a written request for an Independent Attestation of a determination(s) by Ford listed in Section 13.A of this Settlement Agreement.  As a part of this review process, the Committee may ask for additional information regarding the calculations, and the data and information provided by Ford.  Ford shall as promptly as practicable, respond to all reasonable requests from the Committee for such additional information.  However, a request for additional information shall not extend the 30-day review period, unless an extension is reasonably necessary to allow the Committee to review such additional information, but in no event longer than 45 days from receipt of the Determination Materials.

 All determinations made by Ford with regard to a determination(s) listed in Section 13.A of this Settlement Agreement shall be final and binding on Ford, the UAW, the Class Representatives, the Class, the Covered Group, Class Counsel, the Committee and the New Plan and New VEBA, unless the Committee timely submits a request for an Independent Attestation.   If the Committee timely submits such a request, Ford shall engage a nationally recognized independent registered public accounting firm to conduct an Independent Attestation regarding a determination(s) by Ford listed in Section 13.A of this Settlement Agreement.  The Independent Attestation shall be final and binding on Ford, the UAW, the Class Representatives, the Class, the Covered Group, Class Counsel, the Committee and the New Plan and New VEBA.

 Nothing in the foregoing paragraphs shall prevent the division, deposit, withdrawal or transfer of any assets the valuation of which is not in dispute pending resolution of the disputed amounts.

C.             Confidentiality.  All information and data provided by Ford to the UAW and/or the Committee under Section 7.G of this Settlement Agreement and as a part of this due diligence and adjustment process shall be considered confidential.  The UAW and the Committee shall use such information and data solely for the purpose set forth in this Section 13 of the Settlement Agreement.  The UAW and the Committee shall not disclose such information or data to any other person without Ford’s written consent, provided that the UAW and the Committee may disclose such information and data to their attorneys and professional advisors subject to the agreement of such attorneys and advisors to the confidentiality restrictions set forth herein.

14.	Future Contributions

 The UAW, the Class and the Covered Group may not negotiate any increase of Ford’s funding or payment obligations set out herein.  The UAW also agrees not to seek to obligate Ford to:  (i) provide any additional payments to the New VEBA other than those specifically required by this Settlement Agreement; (ii) make any other payments for the purpose of providing Retiree Medical Benefits to the Class or the Covered Group; or (iii) provide or assume the cost of Retiree Medical Benefits for the Class or the Covered Group through any other means; provided, that, the UAW may propose that Ford Active Employees be permitted to make contributions to the New VEBA of amounts otherwise payable in profit sharing, COLA, wages and/or signing bonuses, if not prohibited by law.

15.	Pension Benefits

 For purposes of determining a Class or Covered Group member’s status as a Protected Retiree under the terms of the Hardwick I settlement agreement, any pension increase negotiated in the 2007 Ford-UAW National Agreement shall not be included in the determination of pension income.

16.	Administrative Costs

 The New VEBA shall be responsible for all costs to administer the New Plan and the New VEBA commencing on the day following the Implementation Date and continuing thereafter. The New Plan and the Trust Agreement shall be drafted consistent with this requirement.

17.	Trust Agreement; Segregated Account; Indemnification

Assets paid or transferred to the New VEBA by or at the direction of Ford, including all investment returns thereon, shall be used solely to provide Retiree Medical Benefits to the Class and the Covered Group as defined in this Settlement Agreement and to defray the reasonable expenses of administering the New Plan to provide such benefits as permitted under this Settlement Agreement until expiration of the Initial Accounting Period.  Thereafter, Benefits shall be provided to the Class and the Covered Group as described in the Trust Agreement.  The Trust Agreement shall provide: (i) for the Ford Separate Retiree Account to be credited with the assets deposited or transferred to the New VEBA by Ford, or at Ford’s direction, under this Settlement Agreement; (ii) that the assets in the Ford Separate Retiree Account may be used only to provide Benefits for such Class and such Covered Group; and (iii) that under no circumstances shall Ford or the Ford Separate Retiree Account be liable or responsible for the obligations of any other employer or for the provision of Retiree Medical Benefits or any other benefits for the employees or retirees of any other employer.

Further, the Trust Agreement shall provide that the Committee, on behalf of the New VEBA, shall take all such reasonable action as may be needed to rebut any presumption of control that would limit the New VEBA’s ability to own Ford common stock or the Convertible Note or as may be required to comply with all applicable laws and regulations, including but not limited to federal and state banking laws and regulations.

Except as prohibited under Section 410(a) of ERISA and to the extent otherwise permitted by law, the New VEBA shall indemnify and hold the Committee, the UAW, Ford, the Ford Retiree Health Plan, and the current or former employees, officers and agents of each of them harmless from and against any liability that they may incur in connection with the New Plan and New VEBA, unless such liability arises from their gross negligence or intentional misconduct, or breach of this Settlement Agreement.  The Committee shall not be required to give any bond or any other security for the faithful performance of its duties under the Trust Agreement, except as such may be required by law.

18.	Subsidies

With regard to claims incurred after the Implementation Date, the New VEBA shall be entitled to receive any Medicare Part D subsidies and other health care related subsidies regarding benefits actually paid by the New VEBA which may result from future legislative changes, and Ford shall not be entitled to receive any such subsidies related to prescription drug benefits and other health care related benefits provided to the Class and the Covered Group by the New Plan and New VEBA.

19.	Default and Cure

A.           General.

The Committee shall have the right to accelerate some or all of the payment obligations of Ford under this Settlement Agreement (other than the Base Amount payments set forth in Sections 8.C and Exhibit D of this Settlement Agreement) if Ford defaults on any payment obligations under this Settlement Agreement and such default is not cured within 15 business days after the Committee gives Ford notice of such default.  To cure such default, Ford shall pay the amount then in default plus accrued Interest on such amount.  Payments due under the Convertible Note and  Term Note may also be accelerated under this provision only to the extent that the Convertible Note or the Term Note, as applicable, is then held by the New VEBA.

B.           Limitation on Liens.  Effective as of the Implementation Date and until all payments required of Ford under this Settlement Agreement, other than the Base Amount payments set forth in Sections 8.C and Exhibit D of this Settlement Agreement, have been made, Ford shall not, nor shall it permit any Manufacturing Subsidiary to, incur, issue, assume, guarantee or suffer to exist any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (notes, bonds, debentures or other similar evidences of indebtedness for money borrowed being hereinafter called “Debt”), secured by a pledge of, or mortgage or lien on, any Principal Domestic Manufacturing Property of Ford or any Manufacturing Subsidiary, or any shares of stock of or Debt of any Manufacturing Subsidiary (mortgages, pledges and liens being hereinafter called “Mortgage” or “Mortgages”), without effectively providing that payment obligations by Ford under this Settlement Agreement (together with, if Ford shall so determine, any other Debt of Ford or such Manufacturing Subsidiary then existing or thereafter created ranking equally with payment obligations of Ford under this Settlement Agreement) shall be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured, unless, after giving effect thereto, the aggregate amount of all such secured Debt so secured plus all Attributable Debt of Ford and its Manufacturing Subsidiaries in respect of sale and leaseback transactions (as defined in Section 10.05 of the Indenture dated as of January 30, 2002 between Ford and The Bank of New York, as Trustee, would not exceed 5% of Consolidated Net Tangible Automotive Assets; provided, however, that this Section shall not apply to Debt secured by:

(i)	Mortgages on property of, or on any shares of stock or of Debt of, any corporation existing at the time such corporation becomes a Manufacturing Subsidiary;

(ii)	Mortgages in favor of Ford or any Manufacturing Subsidiary;

(iii)	Mortgages in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(iv)
Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price thereof or to secure any Debt incurred prior to, at the time of, or within 60 days after, the acquisition of such property or shares of Debt for the purpose of financing all or any part of the purchase price thereof; and

(v)
any extension, renewal or replacement (or successive extensions renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing clauses (i) to (iv), inclusive; provided that such extension, renewal or replacement Mortgage shall be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed or replaced (plus improvements on such property).

For purposes of this section, the term “Attributable Debt” shall mean, as to any particular lease under which any Person (defined for purposes of this Section 19B to include any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity) is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent (discounted from the respective due dates thereof at the rate of 9.5% per annum compounded annually) required to be paid by such Person under such lease during the remaining term thereof. The net amount of rent required to be paid under any such lease for any such period shall be the total amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

C.             Dispute Resolution.The dispute resolution process set forth in Section 26 of this Settlement Agreement shall apply in the event of a dispute over whether Ford has defaulted on any payment obligation under this Settlement Agreement.  In this regard, the time limit applicable to Ford’s right to cure a default shall be 15 business days after agreement by the parties that Ford has defaulted, or entry by the Court of a final ruling determining that Ford has defaulted on its payment obligations.  Application of the dispute resolution process set forth in Section 26 of this Settlement Agreement does not relieve Ford of the obligation to pay accrued Interest for the period of time that the dispute resolution process is in effect in order to cure a default.

20.	Cooperation

A.            Cooperation by Ford.  Ford shall cooperate with the UAW and the Committee and at the Committee’s request undertake such reasonable actions as will assist the Committee in the transition of responsibility for administration of the Retiree Medical Benefits by the Committee for the New Plan and the New VEBA.  Such cooperation shall include assisting the Committee in educational efforts and communications with respect to the Class and the Covered Group so that they understand the terms of the New Plan, the New VEBA and the transition, and understand the claims submission process and any other initial administrative changes undertaken by the Committee.  Before and after the Implementation Date, at the Committee’s request and as permitted by law, Ford shall furnish to the Committee such information and shall provide such cooperation as may be reasonably necessary to permit the Committee to effectively administer the New Plan and the New VEBA, including, without limitation, the retrieval of data in a form and to the extent maintained by Ford regarding age, amounts of pension benefits, service, pension and medical benefit eligibility, marital status, mortality, claims history, births, deaths, dependent status and enrollment information of the Class and the Covered Group.  At the request of the Committee, Ford shall continue to perform the necessary eligibility work for a reasonable period of time, not to exceed 90 days after the Implementation Date in order to allow the Committee to establish and test the eligibility database, and for which Ford shall be entitled to reimbursement for reasonable costs.  Ford shall also assist the Committee in transitioning benefit provider contracts to the New VEBA.  Ford shall also cooperate with the UAW and the Committee and undertake such reasonable actions as will enable the Committee to perform its administrative functions with respect to the New Plan and the New VEBA, including ensuring an orderly transition from Ford administration of Retiree Medical Benefits to the New Plan and the New VEBA.

To the extent permitted by law, Ford shall also allow retiree participants to voluntarily have required contributions withheld from pension benefits and to the extent reasonably practical, credited to the Ford Separate Retiree Account of the New VEBA on a monthly basis.  A retiree participant may elect or withdraw consent for pension withholdings at any time by providing 45 days written notice to the Pension Plan administrator or such shorter period that may be required by law; provided, however, that Ford will not be required to obtain new affirmative consents from existing retiree participants who provided consent pursuant to the Hardwick I Settlement Agreement to the extent that any required contributions may be withheld in accordance with such prior consent.

To the extent permitted by law, Ford shall also cooperate with the Committee to make provision for the New VEBA payments of the $76.20 Special Benefit to be incorporated into monthly Ford pension checks for eligible retirees and surviving spouses.  It shall be the responsibility of the Committee and the New VEBA to advise Ford’s pension paying agent in a timely manner of eligibility changes with regard to the Special Benefit payment.  The timing of the information provided to Ford’s pension paying agent shall determine the timing for the incorporation into the monthly pension check.  It will be the responsibility of the Committee and the New VEBA to establish a bank account for the funding of the Special Benefit payments, and Ford’s pension paying agent will be provided with the approval to draw on that account for the payment of the benefit.  The Committee and the New VEBA shall assure that the bank account is adequately funded for any and all such payments.  If adequate funds do not exist for the payments, then Ford’s pension paying agent shall not make such payments until the required funding is established in the account.  It will be the responsibility of the Committee and the New VEBA to audit the eligibility for, and payment of, the Special Benefit. Additionally, the Committee and the New VEBA shall be responsible for the payment of reasonable costs associated with Ford’s administration of the payment of this Special Benefit and the pension withholdings, including development of administrative and recordkeeping processes, monthly payment processing, audit and reconciliation functions and the like.

Ford shall be financially responsible for reasonable costs associated with the transition of coverage for the Class and the Covered Group to the New Plan and New VEBA. This shall include the cost of educational efforts and communications with respect to retirees, creation of administrative procedures, initial development of record sharing procedures, the testing of computer systems, vendor selection and contracting, and other activities incurred on or before the Implementation Date, including but not limited to costs associated with drafting the Trust Agreement, seeking from the Internal Revenue Service a determination of the tax-exempt status of the New VEBA, plan design and actuarial and other professional work necessary for initiation of the New Plan and New VEBA and the benefits to be provided thereunder.  Ford payments described in this Section shall not reduce its payment obligations under this Settlement Agreement, and if the New VEBA is a multi-employer welfare trust, the costs described in this Section, to the extent not allocable to a specific employer, shall be pro-rated among the participating companies based on the ratio of required funding for each company.  Payment of these costs shall be set forth explicitly in the Approval Order.  Notwithstanding this paragraph, the Dental Benefit Eligibility & Enrollment Plan Sponsor Agreement and the Administrative Services Agreement, each by and between Ford and the Trust Committee of the Independent Health Care Trust for the UAW Retirees of Ford Motor Company, shall remain in full force and effect until otherwise terminated by the parties thereto.

B.            Cooperation With Ford.  The UAW and the Committee shall cooperate and shall timely furnish Ford with such information related to the New Plan and New VEBA, in a form and to the extent maintained by the UAW and the Committee, as may be reasonably necessary to permit Ford to comply with requirements of the SEC, including, but not limited to, any disclosures contemplated or agreed to with the staff of the SEC as a result of Ford’s discussions with the staff pursuant to Section 21 of this Settlement Agreement and any schedules supporting such information, and Generally Accepted Accounting Principles, including but not limited to SFAS 87, SFAS 106, SFAS 132R, SFAS 157, and SFAS 158 (as amended), for disclosure in Ford's financial statements and any filings with the SEC.

21.	Accounting Treatment

Throughout the negotiations of the MOU and this Settlement Agreement, Ford has maintained that a necessary element in its decision to enter into the MOU and this Settlement Agreement is securing accounting treatment that is reasonably satisfactory to Ford regarding the transactions contemplated by the MOU and this Settlement Agreement.  In the event that the economic substance of the transaction does not meet the specific requirements for settlement accounting as determined by paragraphs 90-95 of FASB Statement No. 106, as amended, it is expected that the terms of this Settlement Agreement would give rise to substantive plan amendment accounting as of the Final Effective Date.  For purposes of this provision, substantive plan amendment accounting would limit Ford’s OPEB obligation to the revised, fixed and capped obligations as determined under this Settlement Agreement.  The parties shall cooperate to provide, prior to the Final Effective Date, the Covered Group and all other plan participants of the Ford Retiree Health Plan with reasonably acceptable communications to ensure accounting treatment consistent with this Section 21 with respect to the changes implemented by this Settlement Agreement.  The parties agree that this Settlement Agreement and Final Effective Date are contingent on Ford securing the appropriate accounting treatment regarding Ford’s obligations to the Class and the Covered Group for Retiree Medical Benefits.  As soon as practicable, Ford shall discuss the accounting for the New Plan and the New VEBA and its obligations to the Class and the Covered Group for Retiree Medical Benefits with the staff of the SEC.  If, as a result of those discussions, Ford believes that the accounting for the transaction may not be a settlement as contemplated by paragraphs 90-95 of FASB Statement No. 106, as amended, or a substantive negative plan amendment reasonably satisfactory to Ford, the parties shall meet in an effort to restructure the transaction to achieve such accounting.  If the parties are unable to reach an agreement on terms that Ford reasonably believes will provide such accounting, this Settlement Agreement shall terminate.  If, but for the restrictions on transfer contained in Sections 2.2(c)(i) and 2.2(c)(ii) of the Security Holder and Registration Rights Agreement, Ford would be able to secure settlement accounting treatment as determined by paragraphs 90-95 of FASB Statement No. 106, as amended, as of the Implementation Date, Ford agrees to waive the restrictions contained in Sections 2.2(c)(i) and 2.2(c)(ii) of the Security Holder and Registration Rights Agreement with respect to Transfers (as defined in the Security Holder and Registration Rights Agreement) of the Convertible Note and/or shares of common stock of Ford underlying such Convertible Note by the LLC or the New VEBA.

22.	Prohibited Transaction Exemptions

The parties agree that the assets of the TAA and the LLC shall not be “plan assets” of the New Plan and New VEBA unless and until actual transfer or payment to the New VEBA.  The UAW, Ford, and the Class and Class Counsel acknowledge that the instrument establishing the TAA and communications to the Class regarding the TAA, shall be consistent with the principles set forth in DOL Advisory Opinions 92-02A, 92-24 and 94-31A so as to avoid the assets in the TAA being deemed “plan assets” within the meaning of ERISA.  If Ford determines that the assets in the TAA and/or the LLC as described in Section 7 of this Settlement Agreement are likely to be deemed “plan assets,” Ford shall apply for a prohibited transaction exemption from the DOL to permit the acquisition and holding of the employer security in the TAA and/or the LLC.  The UAW, the Class and Class Counsel shall fully cooperate with Ford in securing any such legal or regulatory approvals.

If Ford elects to transfer the Convertible Note and the Term Note or any Alternative Note to the New VEBA and such notes are not qualifying employer securities, Ford and the New VEBA timely shall apply for a prohibited transaction exemption from the DOL to permit the New VEBA to acquire and hold such securities.  Similarly, if qualifying employer securities and employer real property would exceed 10 percent of the total assets in the New VEBA immediately after transfer of the Convertible Note and the Term Note  or an Alternative Note for such notes to the New VEBA, then Ford and the New VEBA timely shall apply for a prohibited transaction exemption to permit the New VEBA to acquire and hold such securities.  The UAW, the Class and Class Counsel shall fully cooperate with Ford and the New VEBA in securing any such legal or regulatory approvals.  If Ford and the New VEBA cannot timely obtain any necessary exemptions, the parties shall meet and discuss an appropriate alternative which provides equivalent economic value to the New VEBA.

23.	Indemnification

Subject to approval by the Court as part of the Judgment, Ford hereby agrees to indemnify and hold harmless the UAW, and its current or former officers, directors, employees and expert advisors (each, an “Indemnified Party”), to the extent permitted by law, from and against any and all losses, claims, damages, obligations, assessments, penalties, judgments, awards, and other liabilities related to any decision, recommendations or other actions taken prior to the date of this Settlement Agreement (collectively, “Indemnification Liabilities”), and shall fully reimburse any Indemnified Party for any and all reasonable and documented attorney fees and expenses (collectively, “Indemnity Expenses”), as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation, arising out of or in connection with any Indemnification Liabilities incurred as a result of an Indemnified Party’s entering into, or participation in the negotiations for, this Settlement Agreement and the MOU and the transactions contemplated in connection herewith; provided, however, that such indemnity shall not apply to any portion of any such Indemnification Liability or Indemnity Expense that resulted from the gross negligence, illegal or willful misconduct by an Indemnified Party; provided, further, that such indemnity shall not apply to any Indemnification Liabilities to a Ford Active Employee for breach of the duty of fair representation.

Nothing in this Section 23 or any provision of this Settlement Agreement shall be construed to provide an indemnity for any member or any actions of the Committee; provided however, that an Indemnified Party who becomes a member of the Committee shall remain entitled to any indemnity to which the Indemnified Party would otherwise be entitled pursuant to this Section 23 for actions taken, or for a failure to take actions, in any capacity other than as a member of the Committee; and provided further, that nothing in this Section 23 or any other provision of this Settlement Agreement shall be construed to provide an indemnity for any Indemnification Liabilities or Indemnity Expenses relating to (i) management of the assets of the New VEBA or (ii) for any action, amendment or omission of the Committee with respect to the provision and administration of Retiree Medical Benefits.

If an Indemnified Party receives notice of any action, proceeding or claim as to which the Indemnified Party proposes to demand indemnification hereunder, it shall provide Ford prompt written notice thereof.  Failure by an Indemnified Party to so notify Ford shall relieve Ford from the obligation to indemnify the Indemnified Party hereunder only to the extent that Ford suffers actual prejudice as a result of such failure, but Ford shall not be obligated to provide reimbursement for any Indemnity Expenses incurred for work performed prior to its receipt of written notice of the claim.  If an Indemnified Party is entitled to indemnification hereunder, Ford shall have the right to participate in such proceeding or elect to assume the defense of such action or proceeding at its own expense and through counsel chosen by Ford (such counsel being reasonably satisfactory to the Indemnified Party).  The Indemnified Party shall cooperate in good faith in such defense.  Upon the assumption by Ford of the defense of any such action or proceeding, the Indemnified Party shall have the right to participate in, but not control the defense of, such action and retain its own counsel but the expenses and fees shall be at its expense unless (a) Ford has agreed to pay such Indemnity Expenses, (b) Ford shall have failed to employ counsel reasonably satisfactory to an Indemnified Party in a timely manner, or (c) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between Ford and the Indemnified Party that require separate representation, and Ford has agreed that such actual or potential conflict exists (such agreement not to be unreasonably withheld); provided, however, that Ford shall not, in connection with any such action or proceeding arising out of the same general allegations, be liable for the reasonable fees and expenses of more than one separate law firm at any time for all Indemnified Parties not having actual or potential conflicts among them, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding.  All such fees and expenses shall be invoiced to Ford, with such detail and supporting information as Ford may reasonably require, in such intervals as Ford shall require under its standard billing processes.

If the Indemnified Party receives notice from Ford that Ford has elected to assume the defense of the action or proceeding, Ford will not be liable for any attorney fees or other legal expenses subsequently incurred by the Indemnified Party in connection with the matter.

Ford shall not be liable for any settlement of any claim against an Indemnified Party made without Ford’s written consent, which consent shall not be unreasonably withheld.  Ford shall not, without the prior written consent of an Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim, or permit a default or consent to the entry of any judgment, that would create any financial obligation on the part of the Indemnified Party not otherwise within the scope of the indemnified liabilities.

The termination of this Settlement Agreement shall not affect the indemnity provided hereunder, which shall remain operative and in full force and effect.   Notwithstanding anything in this Section 23 to the contrary, this Section 23 of the Settlement Agreement shall not be applicable with respect to any of the matters covered by Article VI of the Securityholder and Registration Rights Agreement.

24.	Costs and Attorneys Fees

A.           Fees and Expenses.  Ford agrees to support the application by the UAW and Class Counsel to the Court for reimbursement by Ford of reasonable attorney and professional fees and expenses based on hours worked and determined in accordance with the current market rates (not to include any upward adjustments such as any lodestar multipliers, risk enhancements, success fee, completion bonus or rate premiums) incurred in connection with the court proceedings to obtain the Approval Order and any appeals therefrom.  Approval of these fee requests shall be included in the Judgment.

B.             Fees After The Final Effective Date.  Each party to this Settlement Agreement agrees not to seek any other future fees or expenses from any other party in connection with either Hardwick II or Hardwick I, except that the Class Representatives or any other party prevailing in any action to enforce the terms of this Settlement Agreement may seek such fees and costs as may be allowed by law.

25.	Releases and Certain Related Matters

A.            Consent to Entry of the Judgment. In consideration of Ford’s entry into this Settlement Agreement, and the other obligations of Ford contained herein, the Class Representatives, the Class Counsel and the UAW hereby consent to the entry of the Judgment, which shall be binding upon all Class Members pursuant to Rule 23(b)(2) of the Federal Rules of Civil Procedure.

B.             UAW Releasees.  As of the Final Effective Date, each UAW Releasee releases and forever discharges each other UAW Releasee and each other Indemnified Party and shall be forever released and discharged with respect to any and all rights, claims or causes of action that such UAW Releasee had, has or hereafter may have, whether known or unknown, suspected or unsuspected, concealed or hidden, arising out of or based upon or otherwise related to (a) any of the claims arising, or which could have been raised, in connection with either Hardwick I or Hardwick II concerning the provision of Retiree Medical Benefits and the terms of this Settlement Agreement, (b) any claims that this Settlement Agreement, or any document referred to or contemplated herein, is not in compliance with applicable laws and regulations, and (c) any action taken to carry out this Settlement Agreement in accordance with this Settlement Agreement and applicable law.

C.            Ford.  As of the Final Effective Date, the UAW Releasees release and forever discharge Ford, and its officers, directors, employees, agents, subsidiaries, Affiliates, and the Ford Retiree Health Plan and its fiduciaries, with respect to any and all rights, claims or causes of action that any UAW Releasee had, has or hereafter may have, whether known or unknown, suspected or unsuspected, concealed or hidden, arising out of, based upon or otherwise related to (a) any of the claims arising, or which could have been raised, in connection with Hardwick I or Hardwick II concerning the provision of Retiree Medical Benefits and the terms of this Settlement Agreement, (b) any claims that this Settlement Agreement, or any document referred to or contemplated herein, is not in compliance with applicable laws and regulations, and (c) any action taken to carry out this Settlement Agreement  in accordance with this Settlement Agreement and  applicable law.

D.            Existing Internal VEBA and Existing External VEBA.   As of the Final Effective Date, the UAW Releasees release and forever discharge the Existing External VEBA and the fiduciaries, trustees, and committee that administer the Existing External VEBA, and the Existing Internal VEBA and the fiduciaries, trustees, and committee that administer the Existing Internal VEBA with respect to any and all rights, claims or causes of action that any UAW Releasee had, has or hereafter may have, whether known or unknown, suspected or unsuspected, concealed or hidden, arising out of, based upon or otherwise related to (a) any of the claims arising, or which could have been raised, in connection with Hardwick I or Hardwick II concerning the provision of Retiree Medical Benefits and the terms of this Settlement Agreement, (b) any claims that this Settlement Agreement, of any document referred to or contemplated herein, is not in compliance with applicable laws and regulations, and (c) any action taken by such fiduciaries,  trustee and/or committees to carry out this Settlement Agreement and to transfer assets of the Existing External VEBA and Existing Internal VEBA to the New VEBA in accordance with this Settlement Agreement and applicable law.

E.             Representatives and Class Counsel.  As of the Final Effective Date, Ford releases and forever discharges the Class Representatives and Class Counsel from any and all claims, demands, liabilities, causes of action or other obligations of whatever nature, including attorney fees, whether known or unknown, that arise from their participation or involvement with respect to the filing of the Hardwick II lawsuit or in the negotiations leading to this Settlement Agreement.  This release does not extend to obligations arising from the terms of the Settlement Agreement itself.

F.             No Admission.  Neither the entry into this Settlement Agreement nor the consent to the Judgment is, may be construed as, or may be used as, an Admission by or against Ford or any UAW Releasee of any fault, wrongdoing or liability whatsoever.

26.	Dispute Resolution

A.            Coverage.  Any controversy or dispute arising out of or relating to, or involving the enforcement, implementation, application or interpretation of this Settlement Agreement shall be enforceable only by Ford, the Committee, the UAW, and if prior to the Implementation Date, Class Counsel, and the Approval Order will provide that the Court will retain exclusive jurisdiction to resolve any such disputes.  Notwithstanding the foregoing, any disputes relating solely to eligibility for participation or entitlement to benefits under the New Plan shall be resolved in accordance with the applicable procedures such Plan shall establish, and nothing in this Settlement Agreement precludes Class Members from pursuing appropriate judicial review regarding such disputes; provided however, that no claims incurred after the Implementation Date related to Retiree Medical Benefits may be brought against Ford, any of its affiliates, or the Ford Retiree Health Plan.

B.             Attempt at Resolution.  Although the Court retains exclusive jurisdiction to resolve disputes arising out of or relating to the enforcement, implementation, application or interpretation of this Settlement Agreement, the parties agree that prior to seeking recourse to the Court, the parties shall attempt to resolve the dispute through the following process:

(i)
The aggrieved party shall provide the party alleged to have violated this Settlement Agreement (“Dispute Party”) with written notice of such dispute, which shall include a description of the alleged violation and identification of the Section(s) of the Settlement Agreement allegedly violated.  Such notice shall be provided so that it is received by the Dispute Party no later than 180 calendar days from the date of the alleged violation or the date on which the aggrieved party knew or should have known of the facts that give rise to the alleged violation, whichever is later, but in no event longer than 3 years from the date of the alleged violation.

(ii)
If the Dispute Party fails to respond within 21 calendar days from its receipt of the notice, the aggrieved party may seek recourse to the Court; provided however, that the aggrieved party waives all claims related to a particular dispute against the Dispute Party if the aggrieved party fails to bring the dispute before the Court within 180 calendar days from the date of sending the notice.

 All the time periods in this Section 26 of this Settlement Agreement may be extended by agreement of the parties to the particular dispute.

C.             Alternate Means of Resolution. Nothing in this Section shall preclude Ford, the UAW, the Committee, or Class Counsel from agreeing on any other form of alternative dispute resolution or from agreeing to any extensions of the time periods specified in this Section 26.

27.	Submission of the Settlement Agreement and Class Action Notice Order

The parties shall submit this Settlement Agreement to the Court and jointly work diligently to have this Settlement Agreement approved by the Court as soon as possible either through Hardwick II or Hardwick I as deemed appropriate.  In either event, the parties shall seek the Court’s approval of this Settlement Agreement as superseding or satisfying the Hardwick I Settlement Agreement.  The parties shall seek from the Court an order (the “Notice Order”) providing that notice of the hearing on the proposed settlement (the “Fairness Hearing”) shall be given at Ford’s expense to the Class, as defined herein, by mailing a copy of the notice contemplated in the Notice Order to the Class, and by publishing a notice approved by the Court in the Detroit News/Free Press weekend edition, and a national newspaper such as USA Today.  Until entry of Judgment, copies of this Settlement Agreement shall also be made available for inspection by Class Members at the Court, at the UAW offices in Detroit, Michigan, and at the offices of Class Counsel.

28.	Conditions

This Settlement Agreement is conditioned upon the occurrence or resolution of the conditions described in subparagraphs A, B, and C of this Section.  The failure of subparagraphs A and B shall render this Settlement Agreement voidable at the discretion of any party.  The failure of subparagraph C shall render this Settlement Agreement voidable at the sole discretion of Ford.

A.            Class Certification Order.  A final Class Certification Order must be entered by the Court certifying Hardwick II as a non-opt out class action, or amending and re-certifying the Hardwick I class, such that the Class is defined as stated in Section 1 of this Settlement Agreement.  This condition shall be deemed to have failed upon the Court’s issuance of an order denying certification of Hardwick II as a class action or denial of the motion to amend and re-certify the class in Hardwick I to include the Class as defined in this Settlement Agreement, if applicable, or upon issuance of an order certifying Hardwick II as a class action or amending and re-certifying a new class in Hardwick I but whose membership is less inclusive than as described in this Settlement Agreement unless Ford, the UAW and Class Counsel agree in writing to such alternative class description.

B.             Judgment/Approval Order.  A Judgment must be entered by the Court in either Hardwick I or Hardwick II approving this Settlement Agreement in all respects and as to all parties, including Ford, the UAW, and the Class.  The Judgment shall be acceptable in form and substance to Ford, the UAW and Class Counsel.  This condition shall be deemed to have failed upon issuance of an order disapproving this Settlement Agreement, or upon the issuance of an order approving only a portion of this Settlement Agreement but disapproving other portions, unless Ford, the UAW and Class Counsel agree otherwise in writing.  Such Approval Order shall, inter alia, contain the conditions set forth in this Settlement Agreement and direct the transfer of all the assets and liabilities of the Existing External VEBA into the New VEBA and the termination of the Existing External VEBA.

C.             Accounting Treatment Satisfactory to Ford.  The discussions between Ford and the SEC regarding accounting treatment shall have been completed in a manner reasonably satisfactory to Ford as set forth in Section 21 of this Settlement Agreement.

29.	No Admission; No Prejudice

A.            Notwithstanding anything to the contrary, whether set forth in this Settlement Agreement, the MOU, the Judgment, the Notice Order, any documents filed with the Court in either Hardwick I or Hardwick II, any documents, whether provided in the course of or in any manner whatsoever relating to the 2007 discussions between Ford and UAW with respect to health care benefits or relating to this Settlement Agreement or the MOU, whether distributed, otherwise made available to or obtained by any person or organization, including without limitation, Ford Active Employees, Class Members, or their spouses, surviving spouses or dependents, or to the UAW or Ford in the course of the negotiations that led to entry into this Settlement Agreement, or otherwise:

(i)
Ford.  Ford denies and continues to deny any wrongdoing or legal liability arising out of any of the allegations, claims and contentions made against Ford in Hardwick I or Hardwick II and in the course of the negotiation of the MOU or this Settlement Agreement.  Neither the MOU, nor any disputes or discussions between Ford and the UAW with respect to health care benefits or entry into this Settlement Agreement occurring on or after January 1, 2007, nor this Settlement Agreement, nor any document referred to or contemplated herein, nor any action taken to carry out this Settlement Agreement, nor any retiree health care benefits provided hereunder or any action related in any way to the ongoing administration of such retiree health care benefits (collectively, the “Settlement Actions”) may be construed as, or may be viewed or used as, an Admission by or against Ford of any fault, wrongdoing or liability whatsoever, or as an Admission by Ford of the validity of any claim or argument made by or on behalf of the UAW, Active Employees, the Class or the Covered Group, that retiree health benefits are vested.  Without limiting in any manner whatsoever the generality of the foregoing, the performance of any Settlement Actions by Ford may not be construed, viewed or used as an Admission by or against Ford that, following the termination of the Hardwick I Settlement Agreement, it does not have the unilateral right to modify or terminate retiree health care benefits.

(ii)
UAW, Representatives, Class Members.  Each of the UAW, the Class Representatives and the Class Members claim and continue to claim that the allegations, claims and contentions made against Ford in Hardwick II have merit.  Neither this Settlement Agreement nor any document referred to or contemplated herein nor any Settlement Actions may be construed as, or may be viewed or used as, an Admission by or against any of the UAW, the Class Representatives or the Class Members of any fault, wrongdoing or liability whatsoever or of the validity of any claim or argument made by or on behalf of Ford that Ford has a unilateral right to modify or terminate retiree health care benefits or that retiree health care benefits are not vested.  Without limiting in any manner whatsoever the generality of the foregoing, the performance of any Settlement Actions by any of the UAW, the Class Representatives or the Class Members, including without limitation, the acceptance of any retiree health care benefits under any of the Ford health care plans set forth in this Settlement Agreement, may not be construed, viewed or used as an Admission by or against any of the UAW, the Class Representatives or the Class that, following the termination of the Hardwick I Settlement Agreement, Ford has the unilateral right to modify or terminate retiree health care benefits.

(iii)
There has been no determination by any court as to the factual allegations made against Ford in Hardwick I or Hardwick II.  Entering into this Settlement Agreement and performance of any of the Settlement Actions shall not be construed as, or deemed to be evidence of, an Admission by any of the parties hereto, and shall not be offered or received in evidence in any action or proceeding against any party hereto in any court, administrative agency or other tribunal or forum for any purpose whatsoever other than to enforce the provisions of this Settlement Agreement or to obtain or seek approval of this Settlement Agreement in accordance with Rule 23 of the Federal Rules of Civil Procedure and the Class Action Fairness Act of 2005.

For the purposes of this Section 29, Ford and the UAW refer to Ford Motor Company and the “International Union, United Automobile, Aerospace and Agricultural Implement Workers of America”, respectively, as organizations, as well as any and all of their respective current or former directors, officers, employees, and agents.

This Settlement Agreement and anything occurring in connection with reaching this Settlement Agreement are without prejudice to Ford, the UAW and the Class.  The parties may use this Settlement Agreement to assist in securing the Judgment approving the settlement.  It is intended that Ford, the UAW, the Committee, the Class Representatives, the Class, Class Counsel and the Covered Group shall not use this Settlement Agreement, or anything occurring in connection with reaching this Agreement, as evidence against Ford, the UAW, the Class or the Covered Group in any circumstance except where the parties are operating under or enforcing this Settlement Agreement or the Judgment approving this Settlement Agreement.

30.	Duration and Termination of Settlement Agreement

This Settlement Agreement will remain in effect unless and until terminated in accordance with this Section 30 and as provided for in Section 28 of this Settlement Agreement.  If this Settlement Agreement is terminated, then the Hardwick I Settlement Agreement and judgment shall remain in full force and effect and the parties shall be restored to their respective positions immediately before execution of this Settlement Agreement except as specifically noted herein.

Termination of this Settlement Agreement may occur as follows:

A.            If Hardwick II is enjoined or stayed, or withdrawn, dismissed, or otherwise terminated, or if the Judgment is denied in whole or in material part, either Ford, the UAW, or Class Counsel on behalf of the Class Representatives may terminate this Settlement Agreement by 30 days’ written notice to the other party; provided however, that the Settlement Agreement may not be terminated pursuant to this subparagraph (i) if Hardwick II is stayed, withdrawn, or dismissed by the parties because this Settlement Agreement is approved as a superseding settlement through the Hardwick I litigation.

B.            If a Class Certification Order satisfactory to the parties, as described in Section 28.A of this Settlement Agreement, is entered by the Court and subsequently overturned in whole or in part on appeal or otherwise, Ford, the UAW, or Class Counsel, acting on behalf of the Class, may terminate this agreement upon 30 days’ written notice to the other parties.

C.            If an Approval Order satisfactory to the parties, as described in Section 28.B of this Settlement Agreement, is entered by the Court, but overturned in whole or in part on appeal or otherwise, Ford, the UAW, or Class Counsel, acting on behalf of the Class, may terminate this Settlement Agreement upon 30 days’ written notice to the other parties.

D.            If after Ford’s discussions with the SEC, Ford does not believe the accounting treatment for the New Plan and the New VEBA is reasonably satisfactory to Ford as set forth in Section 21 of this Settlement Agreement, Ford may immediately terminate this Settlement Agreement upon written notice to the other parties.

E.             If any court, agency or other tribunal of competent jurisdiction issues a determination that any part of this Settlement Agreement is prohibited or unenforceable, Ford, the UAW, or Class Counsel, acting on behalf of the Class, may terminate this Settlement Agreement by 30 days’ written notice to the other party.

Notwithstanding the foregoing, Sections 7.F, 8.F, 9.A, 9.B and 9.C to the extent these Sections create rights and obligations relating to the non-occurrence of the Implementation Date as well as Sections 22, 23, 26 and 29, shall survive the termination of this Settlement Agreement.

31.	National Institute for Health Care Reform

In recognition of the interest of Ford, the UAW, the Class and the Covered Group in improving the quality, affordability, and accountability of health care in the United States, the parties agree that as a part of this settlement Ford and the UAW shall establish a National Institute for Health Care Reform (“Institute”).  The Institute shall be established and receive its first annual funding payment as soon as practicable after the Final Effective Date on the basis set forth in the term sheet attached as Exhibit E to this Settlement Agreement.  The annual funding payment shall be payable in four equal quarterly installments.  The funding and operation of the Institute shall be separate, independent and distinct from the New Plan and the New VEBA.  Any payments by Ford to the Institute shall be governed exclusively by the term sheet attached as Exhibit E to this Settlement Agreement and are not in any way related to Ford’s payment obligations as described in Sections 8 and 12 of this Settlement Agreement.  Additionally, Section 19 of this Settlement Agreement shall not apply to any obligation Ford may have to make payments with regard to the Institute.

32.	Other Provisions

A.            References in this Settlement Agreement to “Sections,” “Paragraphs” and “Exhibits” refer to the Sections, Paragraphs, and Exhibits of this Settlement Agreement unless otherwise specified.

B.            The Court shall, subject to Section 26 of this Settlement Agreement, retain exclusive jurisdiction to resolve any disputes relating to or arising out of or in connection with the enforcement, interpretation or implementation of this Settlement Agreement.  Each of the parties hereto expressly and irrevocably submits to the jurisdiction of the Court and expressly waives any argument it may have with respect to venue or forum non conveniens.

C.            This Settlement Agreement constitutes the entire agreement between the parties regarding the matters set forth herein, and no representations, warranties or inducements have been made to any party concerning this Settlement Agreement, other than representations, warranties and covenants contained and memorialized in this Settlement Agreement.  This Settlement Agreement supersedes any prior understandings, agreements or representations by or between the parties, written or oral, regarding the matters set forth in this Settlement Agreement.

D.            The captions used in this Settlement Agreement are for convenience of reference only and do not constitute a part of this Settlement Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Settlement Agreement, and all provisions of this Settlement Agreement will be enforced and construed as if no captions had been used in this Settlement Agreement.

E.            The Class Representatives expressly authorize Class Counsel to take all appropriate action required or permitted to be taken by the Class Representatives pursuant to this Settlement Agreement to effectuate its terms and also expressly authorize Class Counsel to enter into any non-material modifications or amendments to this Settlement Agreement on behalf of them that Class Counsel deems appropriate from the date this Settlement Agreement is signed until the Final Effective Date; provided, however, that the effectiveness of any such amendment which adversely impacts the level of benefits to any Class Member as well as any material amendment shall be subject to the approval of the Court.

F.             This Settlement Agreement may be executed in two or more counterparts.  All executed counterparts and each of them shall be deemed to be one and the same instrument, provided that counsel for the parties to this Settlement Agreement shall exchange among themselves original signed counterparts.

G.             No party to this Settlement Agreement may assign any of its rights hereunder without the prior written consent of the other parties, and any purported assignment in violation of this sentence shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

H.             Each of Ford, the UAW, the Committee, Class Representatives, Class Members and the Class Counsel shall do any and all acts and things, and shall execute and deliver any and all documents, as may be necessary or appropriate to effect the purposes of this Settlement Agreement.

I.              This Settlement Agreement shall be construed in accordance with applicable federal laws of the United States of America.

J.             Any provision of this Settlement Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent any provision of this Settlement Agreement is invalid or unenforceable as provided for in this Section 32.J of this Settlement Agreement, it shall be replaced by a valid and enforceable provision agreed to by Ford, the UAW and Class Counsel (which agreement shall not be unreasonably withheld) that preserves the same economic effect for the parties under this Settlement Agreement; provided however, that to the extent that such prohibited or unenforceable provision cannot be replaced as contemplated and the consequences of such prohibited or unenforceable provision causes this Settlement Agreement to fail of its essential purpose then this Settlement Agreement may be voided at the sole discretion of the party seeking the benefit of the prohibited or unenforceable provision.  Class Counsel is expressly authorized to take all appropriate action to implement this provision.

K.             In the event that any payment referenced in this Settlement Agreement is due to be made on a weekend or a holiday, the payment shall be made on the first business day following such weekend or holiday.

L.             In the event that any legal or regulatory approvals are required to effectuate the provisions of this Settlement Agreement, Ford, the UAW, the Class, Class Counsel, and the Committee shall fully cooperate in securing any such legal or regulatory approvals.

M.            Any notice, request, information or other document to be given under this Settlement Agreement to any of the parties by any other party shall be in writing and delivered personally, or sent by Federal Express or other carrier which guarantees next-day delivery, transmitted by facsimile, transmitted by email if in an Adobe Acrobat PDF file, or sent by registered or certified mail, postage prepaid, at the following addresses.  All such notices and communication shall be effective when delivered by hand, or, in the case of registered or certified mail, Federal Express or other carrier, upon receipt, or, in the case of facsimile or email transmission, when transmitted (provided, however, that any notice or communication transmitted by facsimile or email shall be immediately confirmed by a telephone call to the recipient.):

If to the Class Representatives or Class Counsel, addressed to:

William T. Payne
Stember Feinstein Doyle & Payne, LLC
Pittsburgh North Office
1007 Mt. Royal Boulevard

Pittsburgh, PA  15222
Tel: (412) 492-8797
wpayne@stargate.net

In each case with copies to:

John Stember
Edward Feinstein
Stember Feinstein Doyle & Payne, LLC
1705 Allegheny Building
429 Forbes Avenue
Pittsburgh, PA 15219
Tel: (412) 338-1445
jstember@stemberfeinstein.com
efeinstein@stemberfeinstein.com

If to Ford, addressed to:

Stephen M. Kulp
Office of the General Counsel
Ford Motor Company
1 American Road
Dearborn, Michigan 48126
Tel:  (313) 322-3571 skulp@ford.com

in each case with copies to:

Peter Sherry
Secretary
Office of the General Counsel
Ford Motor Company
1 American Road
Dearborn, Michigan 48126
Tel:  (313) 322-2130

If to UAW, addressed to:

Daniel W. Sherrick
General Counsel
International Union, United Automobile, Aerospace and
Agricultural Implement Workers of America
8000 East Jefferson Avenue
Detroit, MI  48214
Tel: (313) 926-5216

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: A. Richard Susko/Richard S. Lincer/David I. Gottlieb
Tel: (212) 225-2000

Each party may substitute a designated recipient upon written notice to the other parties.

IN WITNESS THEREOF, the parties hereto have caused this Settlement Agreement to be executed by themselves or their duly authorized attorneys.

AGREED:

By:	/S/ Stephen M. Kulp	Date: March 28, 2008
Stephen M. Kulp (P51555)
1 American Road
Dearborn, Michigan 48126
Tel: (313) 322-3571

COUNSEL FOR DEFENDANT
Ford Motor Company

By:	/S/ Daniel W. Sherrick	Date: March 28, 2008

Daniel W. Sherrick (P37171)
8000 East Jefferson Avenue
Detroit, MI 48214
Tel: (313) 926-5216
COUNSEL FOR PLAINTIFF INTERNATIONAL UNION, UNITED AUTOMOBILE, AEROSPACE AND AGRICULTURAL IMPLEMENT WORKERS OF AMERICA

By:	/S/ William T. Payne	Date: March 28, 2008

William T. Payne
Stember Feinstein Doyle & Payne, LLC
Pittsburgh North Office
1007 Mt. Royal Boulevard
Pittsburgh, PA 15222
Tel: (412) 492-8797
wpayne@stargate.net

COUNSEL FOR PLAINTIFFS BOBBY HARDWICK, WALTER BERRY, ARLEN BANKS, FAY BARKLEY, YVONNE HICKS, RAYMOND J. MITCHELL, BRUCE CARRIER AND THE CLASS

LIST OF EXHIBITS

Exhibit A:	Form of Trust Agreement

Exhibit B:	Form of the Second Supplemental Indenture, dated as of January 1, 2008, between Ford and The Bank of New York, as Trustee

Exhibit C:	Form of the Note Purchase Agreement, dated April 7, 2008, by and among Ford and the LLC

Exhibit D:	Base Amount Contributions

Exhibit E:	Institute Term Sheet

Exhibit F:	Form of Securityholder and Registration Rights Agreement